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Cempra Inc. Second

Quarter 2017 Financial

and Operating

Wednesday, 9th August 2017

Cempra Inc. Second Quarter 2017 Financial and Operating	Wednesday, 9th August 2017

Opening Remarks

John Bluth

Executive Vice President, Investor Relations, Cempra Inc.

Operator: At this time, all participants are in listen-only mode, and later, we will conduct a question-and-answer session. Instructions will follow at that time. If anyone requires assistance, please press *0 on your touchtone phone. As a reminder, this conference is being recorded. Now I’ll turn the conference over to your host, John Bluth at Cempra. Please begin.

John Bluth: Thank you, Tyrone, and thank you all for joining us this morning. Also on the call from Cempra are Dr. David Zaccardelli, Acting Chief Executive Officer; Mark Hahn, Chief Financial Officer; and Dr. David Oldach, Chief Medical Officer. And from Melinta, John Temperato, President and Chief Operating Officer. Before we begin, I’d like to remind you that today’s call will include forward-looking statements based on current expectations. Such statements represent management’s judgment as of today, and may involve risks or uncertainties that cause actual results to differ materially from expected results. Please refer to Cempra’s filings with the SEC which are available from the SEC or on the Cempra website for information concerning the risk factors that could affect the company. I’ll now turn the call over to Dr. Zaccardelli.

Operating Update

Dr. David Zaccardelli

Acting Chief Executive Officer, Cempra Inc.

Opening remarks

Thank you John, and good morning everyone. As you may have seen from our two press releases this morning, we have a number of significant updates to discuss with you regarding our progress with solithromycin and fusidic acid, and of course the merger we are entering into with Melinta Therapeutics to create a leading commercial-stage anti-infective company with multiple products across several indications.

Before we discuss our rationale for the merger and our shared vision for the combined company, I want to update you on the very productive meetings and discussions we’ve had over the past several months with the FDA about the path forward for solithromycin and fusidic acid. We have reached important agreements with the FDA on both programs.

Solithromycin

Starting with solithromycin, as you may recall from the Advisory Committee meeting in November 2016 and the complete response letter we received in December 2016, the FDA has noted that our clinical data supports the efficacy of solithromycin in patients with CABP. However, safety has been the primary area of focus. As noted in the briefing documents prior to Advisory Committee meeting and again in our CRL, the FDA described their expectation of having additional pre-approval clinical safety data, based on the liver enzyme profile in our approximately 900-patient CABP database in the NDA.

Cempra Inc. Second Quarter 2017 Financial and Operating	Wednesday, 9th August 2017

The FDA Advisory Committee briefing document described pre-approval safety data from a possible 12,000 additional solithromycin patients, and the CRL recommended pre-approval data from additional 9,000 solithromycin patients. The FDA also communicated to us their perspective that approximately 75% of the solithromycin patients in the additional safety study should be on IV solithromycin. We met with the FDA this past February to discuss the complete response letter and how we could progress with solithromycin. We requested that the FDA reconsider the patient numbers required in safety study pre-approval in order to adequately characterize the risk of liver safety to respond to CRL. This was a very productive discussion, and the FDA stated that it was open to further consideration about the number of patients, and encouraged Cempra to submit a protocol with a revised proposal about the number of patients in the safety study so they could evaluate it.

Based on our FDA communications and the proposal we submitted to the FDA, we are pleased to share with you today that the study that was agreed will evaluate an additional data from 6,000 solithromycin patients on a pre-approval basis, which would be included at the time we respond to the CRL, with data from an additional 3,000 solithromycin patients to be submitted after the CRL, including on a post-approval basis. A control arm with a 5:1 randomization of patients on standard care will also included.

The FDA also agreed with our proposal that the study be conducted with oral solithromycin. Focusing the safety study with oral formulation only was important to us for several reasons. First, the study will be simpler, faster and less expensive to conduct as an oral-only study. And as you may recall from our phase III data, the liver enzyme profile appeared favorable in oral solithromycin patients treated for five days relative to intravenous patients treated for up to seven days.

In addition to this, inclusion/exclusion criteria will confirm patients have CABP and will exclude patients taking certain concomitant medications which were associated with higher liver enzyme levels in our phase III studies. An approval based on the 6,000 patients of new safety data would be for the oral formulation of solithromycin and we will consider a future safety study to generate data of the IV formulation to support potential approval of the IV.

From a commercial perspective, we had expected less than 20% of total solithromycin revenues would come from the IV formulation. Our approach to seek initial approval for the oral formulation also simplifies our response to the CMC items raised in the CRL, which included both oral and IV manufacturing. As we have discussed, we have been accelerating our manufacturing activities at Uquifa in Mexico and have initiated stability testing on several lots of API.

Based on the study protocol, we estimate that we should complete enrolment of the first cohort of 6,000 patients in 24-36 months following the initiation of the study at a cost of approximately $75 million through the CRL response. As we have been working with the FDA to reach agreement on the protocol which we’ve now accomplished, we have in parallel been working to identify non-dilutive funding sources for this study. At this time we will not plan to commence the safety study without securing significant non-dilutive funding.

We have been working closely with our partners at BARDA and we have developed the protocol with them. And we have submitted a funding request to BARDA to support the study. We also have a number of ongoing business development activities with solithromycin and fusidic acid which could provide sources of non-dilutive funding in the future.

Cempra Inc. Second Quarter 2017 Financial and Operating	Wednesday, 9th August 2017

Fusidic acid

Now turning to fusidic acid, following the successful phase III study we reported in January we met with the FDA in the second quarter to discuss the best next steps to gain approval. The FDA has noted that a second phase III study with a similar design to the successfully completed phase III study could support a potential approval of fusidic acid in patients with ABSSSI. Additional clinical studies required for the NDA submission include a thorough QT and drug interaction study.

Our ongoing exploratory study with fusidic acid in patients with refractory bone and joint infections has completed its enrolment of 30 patients during the second quarter. The primary end point of this study is clinical success six months after the start of treatment and we expect to provide the results by the end of 2017.

In addition, our ophthalmic program with solithromycin also continues to progress as we assess the potential of solithromycin to treat dry eye, conjunctivitis and blepharitis. We presented some preclinical work in the second quarter at the ARVO meeting in Baltimore, and we’re preparing for a possible IND submission in 2018.

Melinta merger

I won’t spend much time on our financials, as you can find the details in our press release, and we are of course happy to answer any questions. But I would note that our operating expenses continue to decline significantly in the second quarter, and as we’ve expected – as we expected, and of course we entered the second quarter with $187 million of cash and cash equivalents. With this significant cash position and progress we have made with solithromycin and fusidic acid, we are incredibly excited today to combine our resources with Melinta to create what will be from day one a unique company with an exciting commercial, clinical and pre-clinical anti-infective pipeline including multiple products across several indications. We believe the range of opportunities for success provides an exceptional platform to deliver potential long-term growth and value for our shareholders.

And we believe that today’s announcement is only the beginning. We have provided slide decks on the investor section of Cempra.com and Melinta.com which summarize as many aspects of the proposed merger. In addition to the deep pipeline of the combined company, we anticipate we will add additional assets over time to continue building and growing a leading company in the anti-infective space.

We will publish the complete details of our process with Morgan Stanley in our proxy statement, but as we interacted with approximately 100 companies looking at a wide range of opportunities, it was clear that Melinta offered us an outstanding opportunity to maximize value for our shareholders by adding commercial, clinical, pre-clinical assets to our existing portfolio, including an FDA-approved antibiotic, Baxdela, or delafloxacin, with an excellent label for ABSSSI, and also in phase III study for CABP, as well as plans for a further study in complicated UTI. In addition, we have a very valuable discovery platform to develop treatment for the ESKAPE pathogens.

Cempra Inc. Second Quarter 2017 Financial and Operating	Wednesday, 9th August 2017

As we engage with the Board and management team of Melinta, there’s clearly a shared vision and commitment to creating a growing, unique, vertically integrated company in the anti-infective space, and we are very excited about this future. And we are delighted to have Melinta’s President and Chief Operating Officer, John Temperato, here with us to share his thoughts about Melinta, Baxdela and the merger.

Melinta, Baxdela and the Merger

John Temperato

President and Chief Operating Officer, Melinta Therapeutics

Preamble

Thank you, Dave. We are incredibly excited about this merger. We see tremendous synergies in the missions of our two companies, which will fuel a smoothed integration and create a powerful new company in the anti-infective space, that brings multiple products across several indications over the coming years and will deliver significant value for patients and shareholders. From our perspective, we are interested in merging with Cempra because together, we become one of the world’s leading anti-infective companies. Together we will have four active classes of drugs being pursued clinically, and a platform behind it that we believe can bring exciting and necessary new drugs to market. With this transaction we believe we have created a premier anti-infectives company, and the combination of capital and pipeline creates a very attractive value proposition.

Baxdela

Our first product, a fluoroquinolone antibiotics called Baxdela was approved by the FDA in June after an eight-month priority review. Baxdela is indicated for the treatment of serious skin infections known as acute bacterial skin and skin structure infections, or ABSSSI. And the label notes pathogen coverage including MRSA and gram-negative infections, comparable efficacy to the combination of vancomycin and aztreonam, and the interchangeable IV to oral dosing, to allow for a possible reduction or avoidance of hospitalizations. The excellent safety profile we saw in the clinical trials has also translated in the label.

We have been preparing for over a year to launch Baxdela. With the addition of the resources and expertise from Cempra, we are now ideally positioned to launch the drug successfully for ABSSSI. Outside the United States, we announced in March a development and commercialization agreement with Menarini for 68 countries across Europe, Russia and Asia, with the exception of Japan. And together with our existing partnerships elsewhere in the world, we believe this strong partnership will add significant value to our franchise. Menarini plan to submit an MAA for delafloxacin in 2018.

As Dave noted, we also have an ongoing phase III study with Baxdela for Community-Acquired Bacterial Pneumonia. This 860-patient trial that is expected to complete enrolment by the end of 2018. We also plan to initiate clinical trials for complicated UTI.

Beyond Baxdela

Beyond Baxdela, radezolib, a novel second-generation oxazolidinone antibiotic for the topical treatment of the acne vulgaris is in phase I development with our partner. We also have an innovative and proprietary discovery platform designed to engineer improvements to existing classes of drugs and create novel classes of antibiotics to overcome multi-drug resistant bacteria. The lead program that has been built using our platform is our ESKAPE program, and we look forward to describing it in more detail to you in the future.

Cempra Inc. Second Quarter 2017 Financial and Operating	Wednesday, 9th August 2017

The team at Melinta shares the excitement Dave described about combining forces to create the foundation of a company that we believe will be a magnet for talent and additional assets in the anti-infective space, and will deliver many important new therapies to patients in the years ahead.

David Zaccardelli: Thanks very much, John. As the companies come together we will also select a new CEO for the combined company. In conjunction with the signing of the definitive merger agreement the Boards of Directors of Cempra and Melinta will name a special committee with equal representation from both Cempra and Melinta to conduct a search and appoint a new CEO for the combined company who can build on the strong experience and shared vision that John and I have described for you today.

With Baxdela as the first commercial product, Cempra’s progress with the FDA on solithromycin and fusidic acid, and a broad pipeline of additional clinical and preclinical opportunities, we believe our combined company will have an exceptional foundation of assets and an ability to continue adding additional therapies to deliver growth and long-term value to our shareholders.

We are now happy to take any questions, and so operator, could you please open the line?

Q&A

Operator Sure. Ladies and gentlemen, if you have a question press star then 1 on your touchtone telephone. If your question has been answered and you wish to move yourself from the queue you can do so by pressing the pound key. Again, if you have a question press star then 1 on your touchtone telephone. First question is from Kevin DeGeeter of Ladenburg. Your line is open.

Kevin DeGeeter (Ladenburg Thalmann & Co): Hey, congrats on transaction guys, thank you for taking my questions. A really interesting day. So from a portfolio perspective, you know, the merged company will have, you know, late-stage assets, really two assets both for CABP and for skin. Can you just talk about how you envision market segmentation positioning in both CABP and skin for the portfolio?

John Temperato: Thank you, Kevin, for that excellent question. I think that we are going to be working on some of these items over the coming months. I think we can all agree that multiple choices for patients and positions in the space for CABP and ASSSI are good things. And so we don’t find it as an issue. We will continue to work on our approach for the market for the different products. As you noted, they’re all in different stages of development so their progress will be – will be continued. And we look forward to working in these important spaces with our whole portfolio. And additional products we’ll add over the coming years.

Kevin DeGeeter: And then just following up on your last point there, you do call out future business development as being, you know, part of the vision of management and the Board. You know, can you just walk us through on a high level, you know, the profile, the type of assets that will remain of interest to, you know, the merged Cempra and Melinta franchise?

Cempra Inc. Second Quarter 2017 Financial and Operating	Wednesday, 9th August 2017

David Zaccardelli: So as we mentioned, we are looking and creating a vertically-integrated anti-infective company. You – as noted today, it already has a very deep pipeline. We’ll continue to look at assets in the anti-infective space broadly and of course with an eye to unmet medical need and opportunities not only externally but keep in mind from the ongoing development platform with the ESKAPE pathogen.

Kevin DeGeeter: That’s very helpful. Thank you for taking my questions.

Operator: Our next question is from Stephen Willey of Stifel. Your line is open.

Stephen Willey (Stifel Nicolaus): Yes, good morning, thanks for taking my questions and congrats on the transaction. I guess, you know, maybe just a philosophical question here, but I guess one of the key components of the solithromycin value proposition that was communicated in the CABP was, you know, some of the safety concerns associated with the fluoroquinolone class and also some of the decline that we’ve seen in position utilization. So I guess just wondering if – you know, what you can tell us about delafloxicin which might differentiate this compound relative to some of the older-generation fluoroquinolones, especially in the context of the ongoing phase III CABP study?

David Zaccardelli: Yes, and I can have John comment as well. Delafloxicin as a fluoroquinolone is differentiated by having commercial coverage, and based on its overall safety profile that was in the NDA and was the subject of approval, we thought it was an excellent product to bring forward, as Melinta does. And we look forward to having it play a significant role in ABSSSI as well as CABP. Clearly, as we move forward there’ll be treatments that are more applicable for some patients versus others, and as always, physicians will make choices. What I think is helpful is for us to bring forward products that physicians can choose for – choose from so that they can provide the best therapy to their patients.

John Temperato: So to add to that, we are targeting ABSSSI patients with comorbidities who are challenging and more expensive to treat. This population has higher rates of mixed infections, drug administration burden, readmissions and longer length of stays. So when you look at our solution we have a monotherapy agent, covers gram-positive MRSA, atypical in anaerobics, an ability to initiate and maintain therapy on IV or oral regimen which can potentially prevent or reduce hospital stays, plus has a favorable in-class drug-to-drug interactions and warning of precautions versus the other fluoroquinolones. So those bunch of features we believe align very well both with clinical and financial stewardship and, you know, we’re not for all patients but we are more – more than appropriate for the medically challenging patient.

Stephen Willey: Okay, thanks for that. And then, I guess, you know, assuming you guys can address some of the issues in the CRL with the oral study plans that you have laid out, will the target prescriber base for the oral formulation still be primarily concentrated within the community setting? And, you know, I guess the answer – I asked the question just given that, you know, you’ve made development for the purposes of addressing the CRL a bit easier by focusing on the oral formulation. But it seems that, you know, longer-term success of this is still going to be kind of a primary care detail would still hinge upon a fairly complex commercial undertaking.

Cempra Inc. Second Quarter 2017 Financial and Operating	Wednesday, 9th August 2017

David Zaccardelli: Well, I think that we still view solithromycin as an appropriate product for CABP in the community based on the data to-date. The safety study will be available to reinforce our approach. I think over the coming couple or three years we will respond to the data that’s generated and make some additional decisions on the best positioning. But at this moment, you know, we’re – we think solithromycin has a strong role in treating community-acquired pneumonia and so we will – we – our plans have not significantly changed. As you noted, we are focusing on the oral solithromycin for logistical, practical reasons, as well as really the dosage form we thought was going to be used primarily out in – in the field. So we’ll continue to assess it, and currently it’s not substantially changed from our original approach.

Stephen Willey: Okay. Thanks for taking my questions.

Operator: Our next question is from Brian Skorney of Robert Baird. Your line is open.

Brian Skorney (Robert W Baird & Co): Hey, good morning guys. Thanks for taking my questions. I guess – I don’t know if it’s in the prepared remarks, but can you guys just review what the current cash position of Melinta is, or you have a framework for what total cash position will be post-merger? And also curious as to what the patent duration is for Baxdela. Thanks.

David Zaccardelli: Yes, so let me provide some overarching comments on it. As mentioned in the remarks, you know, we currently have a cash position of around $187 million. We expect this transaction to close sometime in the fourth quarter. That would – we anticipate nominally having a cash position probably in the $150 million range plus or minus, and we’ll continue to update that on a quarterly basis. Clearly that – that cash will be used – utilized in addition to the resources that Melinta has in order to support the launch of Baxdela. And that would probably be as much as we’re going to detail on the overarching cash position at this time as we – as we move forward.

As with regard to the patent I’ll let John respond to that.

John Temperato: Thanks. Our IP extends to the late 2020s, and we’re also pursuing additional patent term extension for one of our key patents. And also a reminder, and as you know, Baxdela has an indication to be qualified as an infectious disease product, which means we get an additional five years of marketing exclusivity.

Brian Skorney: Okay, great. Thanks, guys.

Operator: Thank you. Okay, ladies and gentlemen, if you have a question, press star then 1 on your touchtone phone. Again, if you have a question press star then 1. Our next question is from Kevin Kendra of Gabelli. Your line is open.

Kevin Kendra (Gabelli & Company): Thanks for taking the questions and congratulations on the deal. I guess, based on the last question I don’t know if you’ll answer this but wondering if you can give a sense of how far you see the runway for current cash, how far that can take you as a combined company. And then secondly, has Melinta given any sense of peak sales expectations for Baxdela either for the entire program or for the skin indication in particular?

David Zaccardelli: So thank you for both those excellent questions. I think with regard cash runway we will be better off updating later on that. Clearly as noted, it’s a significant amount of cash that will carry us through a notable period. But at the same time we are launching a product and continuing the development of our pipeline. But we’ll provide additional guidance on that in the coming quarters. And so with regard to the forecast, again, we are assessing that jointly as a – as a team, and so we will advise on that as well in the coming quarters.

Cempra Inc. Second Quarter 2017 Financial and Operating	Wednesday, 9th August 2017

Kevin Kendra: Okay. Maybe a question for John. I know it’s early days with Baxdela, but can you give us a sense of kind of what – what you’re hearing about the – for the use of the drug in skin. I mean, skin’s a pretty crowded landscape right now. So what is it about your product that is really getting the attention of physicians?

John Temperato: Yes, as you can imagine we’ve spent the summer since approval extremely focused on getting this right and done a lot of work to do just that. In terms of feedback we’ve met with a lot of providers and payers across the summer, and the feedback is absolutely positive. And the overwhelming feedback we’ve gotten is based on the profile of the patient type that we’re going after. And we’re not positioning for all-comers. Both payers and providers are receptive to our attractive profile.

Kevin Kendra: Thanks.

Operator: Thank you. Our final question is from Michael Higgins of Roth Capital Partners: Your line is open.

Michael Higgins (Roth Capital Partners): Congratulations, guys, on the transaction. Just a follow-up from – from earlier questions. We’re just trying to get a sense for how the portfolio consistency may look, the balance sheet, if there’s any debt there. If you can just provide any – any feedback for us on the current opex of Melinta as well, it would be helpful. Thanks.

David Zaccardelli: I appreciate the question. I think we are – we’ll be in a better place to provide guidance on these items in the coming months. And also keep in mind that much of the data from this process is included in our proxy which will – which will be filed soon and so I think I’d offer that as another place for additional information. Today we’re – we were not going to get into financial guidance on the combined company and we will though guide you in the coming quarters.

Michael Higgins: Okay, thanks, guys.

Operator: Thank you. This is the Q&A portion of today’s conference. If I could turn the conference over to Dr. Zaccardelli for any closing remarks.

David Zaccardelli: Well, thank you everybody for joining us today, and we look forward to seeing all of you in the coming months. And appreciate all your support, so thank you very much.

Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect. Have a wonderful day.

[END OF TRANSCRIPT]

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed merger and other contemplated transactions (including statements relating to satisfaction of the conditions to and consummation of the proposed merger, the expected ownership of the combined company and the alternatives to the proposed merger) constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control.

Risks and uncertainties for Cempra and Melinta and of the combined company include, but are not limited to: inability to complete the proposed merger and other contemplated transactions; liquidity and trading market for shares prior to and following the consummation of the proposed merger; costs and potential litigation associated with the proposed merger; failure or delay in obtaining required approvals by the SEC or any other governmental or quasi-governmental entity necessary to consummate the proposed merger, including our ability to file an effective proxy statement in connection with the proposed merger and other contemplated transactions, which may also result in unexpected additional transaction expenses and operating cash expenditures on the parties; failure to obtain the necessary stockholder approvals or to satisfy other conditions to the closing of the proposed merger and the other contemplated transactions; a superior proposal being submitted to either party; failure to issue Cempra common stock in the proposed merger and other contemplated transactions exempt from registration or qualification requirements under applicable state securities laws; risks related to the costs, timing and regulatory review of the combined company’s studies and clinical trials, including its ability to address the issues identified by the FDA in the complete response letter relating to Cempra’s new drug applications for solithromycin for community acquired bacterial pneumonia; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; inability or the delay in obtaining required regulatory approvals for product candidates, which may result in unexpected cost expenditures; failure to realize any value of certain product candidates developed and being developed, in light of inherent risks and difficulties involved in successfully bringing product candidates to market; inability to develop new product candidates and support existing products; inability to commercialize and launch any product candidate that receives regulatory approval, including Baxdela; the combined company’s anticipated capital expenditures, its estimates regarding its capital requirements and its need for future capital; uncertainties of cash flows and inability to meet working capital needs; cost reductions that may not result in anticipated level of cost savings or cost reductions prior to or after the consummation of the proposed merger; the approval by the FDA and EMA and any other similar foreign regulatory authorities of other competing or superior products brought to market; risks resulting from unforeseen side effects; risk that the market for the combined company’s products may not be as large as expected; inability to obtain, maintain and enforce patents and other intellectual property rights or the unexpected costs associated with such enforcement or litigation; inability to obtain and maintain commercial manufacturing arrangements with third party manufacturers or establish commercial scale manufacturing capabilities; loss of or diminished demand from one or more key customers or distributors; unexpected cost increases and pricing pressures; the possibility of economic recession and its negative impact on customers, vendors or suppliers; and risks associated with the possible failure to realize certain benefits of the proposed merger, including future financial, tax, accounting treatment, and operating results. Many of these factors that will determine actual results are beyond Cempra’s, Melinta’s, or the combined company’s ability to control or predict.

Other risks and uncertainties are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended, filed with the SEC, and in other filings that Cempra makes and will make with the SEC in connection with the proposed transactions, including the proxy statement described below under “Important Information and Where to Find It.” Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The statements made in this press release or presentation speak only as of the date stated herein, and subsequent events and developments may cause our expectations and beliefs to change. While we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date after the date stated herein.

Important Information and Where to Find It

Cempra and Melinta and certain of their directors and executive officers may become participants in solicitation of proxies from Cempra stockholders in connection with the proposed transactions. Additional Information regarding persons who may, under the rules of the SEC, be deemed to be participants in the solicitation of the Cempra stockholders in connection with the proposed merger, and who have interests, whether as security holders, directors or employees of Cempra or Melinta or otherwise, which may be different from those of Cempra stockholders generally, will be provided in the proxy statement and other materials to be filed with the SEC.

Each of Cempra’s board of directors, Garheng Kong, David Zaccardelli, Richard Kent, David Gill, Dov A. Goldstein, John H. Johnson, P. Sherrill Neff and Michael Dougherty; Cempra’s executive officers Mark W. Hahn (Executive Vice President and Chief Financial Officer), David Oldach (Chief Medical Officer) and John Bluth (Executive Vice President, Investor Relations and Corporate Communications); Melinta’s board of directors, Eugene Sun, Thomas Koestler, Erik Akhund, Kevin Ferro, Cecilia Gonzalo, Christopher Kiritsy, Pedro Lichtinger, Sean Murphy and John E. Sununu; and Melinta’s executive officers, John Temperato (President and Chief Operating Officer) and Paul Estrem (Chief Financial Officer); may be deemed “participants” in the solicitation of proxies from the Cempra stockholders in connection with the proposed transactions.

Information regarding Cempra’s directors’ and executive officers’ respective interests in Cempra by security holdings or otherwise is set forth in Cempra’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2016 filed with the SEC on April 13, 2017. The following is a list of current approximate shares of Cempra common stock beneficially held by each of the foregoing Cempra directors and officers listed above: Garheng Kong (132,114), David Zaccardelli (125,000), Richard Kent (2,445,996), David Gill (98,750), Dov A. Goldstein (72,221), John H. Johnson (122,534), P. Sherrill Neff (2,690,286), Michael Dougherty (80,750), Mark W. Hahn (265,710), David Oldach (111,486) and John Bluth (14,063).

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. A definitive proxy statement and a proxy card will be filed with the SEC and will be mailed to Cempra’s stockholders seeking any required stockholder approvals in connection with the proposed transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT CEMPRA MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Stockholders may obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Cempra with the SEC in connection with the proposed transactions at the SEC’s website (http://www.sec.gov), at Cempra’s website (http://investor.cempra.com/), or by writing to the Secretary, Cempra, Inc. at 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517.